SUB-ITEM 77H:
CHANGES IN
CONTROL OF
REGISTRANT


Federated U.S.
Government Securities
Fund: 2-5 Years



As of January 31,
2016, Charles Schwab
& Co., Inc. has
attained control of the
Registrant by acquiring
32.02% of the voting
securities of the
Registrant.